Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / David Barnard, CFA

(415) 433-3777

David@lhai-sf.com

AXESSTEL ANNOUNCES FOURTH QUARTER AND YEAR-END 2005 RESULTS

- 2005 Revenues Increase 51 Percent Compared to 2004 -

SAN DIEGO – February 28, 2006 - Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced results for the fourth quarter and year ended December 31, 2005.

“We delivered on our key strategic goals for 2005—broadening our product offerings, expanding our geographic reach and customer base, and increasing revenues by 51 percent year-over-year,” said Mike Kwon, chairman and chief executive officer of Axesstel. “While expanding our manufacturing capacity in China via our partner Wistron NeWeb, we reduced our overall manufacturing costs. Looking forward in 2006, we are focusing on continued sales growth in multiple geographic regions and have made some recent customer announcements in support of this goal.”

Fourth Quarter 2005 Results

Revenues for the fourth quarter of 2005 were $11.8 million, compared to revenues of $28.2 million in the year ago period. Gross margin for the fourth quarter of 2005 was $705,000 or 6.0 percent of revenues, compared to $2.4 million, or 8.4 percent of revenues, for the same period last year, as sales volume declined and caused the under-utilization of the production facility. The company reported a net loss of $4.6 million, compared to a net loss of $3.2 million in the year ago quarter. Opening expenses in the fourth quarter 2005 included a total of $1.2 million for severance costs, bad debt reserves and increased license fees. Fourth

AXESSTEL ANNOUNCES FOURTH QUARTER 2005 RESULTS	pg. 1

quarter 2005 loss per share was $0.21 compared to a loss of $0.30 for the fourth quarter of 2004.

“Fourth quarter 2005 revenues were impacted by product introduction and acceptance testing at our largest customer,” Kwon continued. “In early December, we began shipments of products to this customer. We also made initial shipments to a new customer in Indonesia, which we believe is the second largest fixed wireless market in the world. Lastly, we continued development of our EV-DO wireless broadband modems and, in January, we received orders for those modems from multiple customers in Latin America.”

Year ended December 31, 2005

Revenues for the year ended December 31, 2005 were $94.7 million, representing 51 percent growth compared to last year. Net loss for the year was $10.2 million, or a loss of $0.51 per diluted share, compared to a net loss of $8.3 million, or a loss of $0.91 per diluted share, in the same period a year ago.

“Our goal remains to be the premier fixed wireless provider in multiple rapidly growing markets around the world. About 4.5 billion people are not connected to phone service, and our fixed wireless solutions enable telecommunications operators to provide quick, easy and affordable access to quality voice and high-speed data services. Our strategy is to bring to market superior fixed wireless product offerings for voice and high-speed data based on CDMA and GSM technologies.”

“We are continuing to invest in product development to increase our addressable market and increase customer opportunities. The upgrade to EV-DO Rev. A, which enables data speeds up to 3.1 megabits per second, promises to open new market opportunities for convergence with VoIP and for expanding our addressable market in many regions. Similarly, we have made significant investments in Wi-Fi and expect to be updating you further on these developments in upcoming months,” added Kwon.

Significant developments recently and in the fourth quarter 2005 include:

•	In February, introduced MV200 Series Fixed Wireless Broadband Modems for 800 MHz, 1900 MHz and 800/1900 MHz, which seamlessly combines wireless wide area

AXESSTEL FOURTH QUARTER 2005 RESULTS	pg. 2

networking, circuit switch cellular voice and analog fax technology to provide wireless broadband data access, voice calling and fax capabilities all in one easy-to-use, plug-and-play desktop networking device

•	In January, received purchase orders totaling $5.1 million from five operators in Latin America and the Caribbean for D800 and D1900 EV-DO Fixed Wireless Broadband Modems

•	In November:

•	Received a multi-million dollar purchase order for multiple CDMA-based wireless phones from Tata Teleservices Limited

•	Signed a distribution agreement for our full product portfolio with Mibron Technology, a leading telecommunication distributor in Europe and the Commonwealth of Independent States Region

•	The CDMA Certification Forum certified the L800 and P830 CDMA2000® 1X Fixed Wireless Desktop Phones for commercial availability

•	Launched two new fixed wireless desktop phone product lines – the L800 and L1900 aimed at first time home phone users and the P830 and P1930 for subscribers demanding greater voice calling and multi-media functionality

•	Marked entrance into the fixed wireless Global System for Mobile communications (GSM) to address the rapidly expanding consumer market in Asia, Africa, Eastern Europe, Latin America, and the Middle East (EMEA)

•	In October:

•	Supplied D1900 Wireless Broadband Modems to Hamilton Telecommunications, an Internet services provider in Nebraska, enabling Hamilton’s geographic footprint expansion

•	Received “Exporter of the Year” award from San Diego World Trade Center

•	During the quarter, appointed Scott Fox, Osmo A. Hautanen, Roland A. Van der Meer, and Bryan B. Min to the board of directors

Financial Guidance

While management is not providing detailed financial guidance, the company does anticipate growth in revenues in 2006 compared to 2005 and expenses

AXESSTEL FOURTH QUARTER 2005 RESULTS	pg. 3

to grow less than revenues in 2006. The company will continue to report on significant customer developments as they occur.

Conference Call

Axesstel will host a conference call at 1:30 p.m. PT (4:30 p.m. ET) to discuss its fourth quarter and year-end 2005 results. Participating in the call will be Mike Kwon, chairman and chief executive officer, Clark Hickock, chief operating officer, and Patrick Gray, senior vice president finance and corporate controller.

The call is being webcast and can be accessed from the “Investor Relations” section of the company’s website at http://www.axesstel.com. If you do not have internet access, please dial the following number five to ten minutes prior to the scheduled conference call time: 1-800-895-1085. International callers should dial 00-1-785-424-1055. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Tuesday, February 28 at 7:00 p.m. ET, through Friday, March 3 at 11:59 p.m. ET. To access the replay, please dial 1-800-283-4593. International callers should dial 00-1-402-220-0872. There is no pass code required for this call.

About Axesstel, Inc.

Axesstel (AMEX:AFT) is a leader in the design, development and sales of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, public call office phones, voice/data terminals and broadband modems for access to voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center and manufacturing facilities in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2006 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

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Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to revenues, margins and profitability as well as anticipated cost reductions, manufacturing efficiencies, expected product introductions, and potential customers and markets which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets; the lack of continued acceptance or growth of CDMA technology in target markets; the possibility that networks that can support our CDMA EV-DO and EV-DV broadband modems will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties including those associated with Axesstel manufacturing its own products; the risk that the implementation of the new manufacturing facilities or moving outsourced manufacturing to China will not provide cost reductions, improve efficiencies, or expedite product introductions; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s primary dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

Tables to follow

AXESSTEL FOURTH QUARTER 2005 RESULTS	pg. 5

AXESSTEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended		For the year ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Revenues	$11,787,057	$28,192,544	$94,665,711	$62,564,602
Cost of goods sold	11,081,761	25,821,591	84,414,640	55,849,162

Gross margin	705,296	2,370,953	10,251,071	6,715,440
Operating expenses:
Research and development	1,339,205	1,374,115	5,511,719	4,245,278
Selling, general and administrative	4,001,032	2,377,233	12,415,808	8,420,422
Litigation settlement	—	—	—	1,740,000

Total operating expenses	5,340,237	3,751,348	17,927,527	14,405,700

Operating loss	(4,634,941)	(1,380,395)	(7,676,456)	(7,690,260)
Other income (expense):
Interest and other income	78,982	3,367	420,409	11,379
Interest and other expense	(84,212)	(411,450)	(896,945)	(894,171)

Total other income (expense)	(5,230)	(408,083)	(476,536)	(882,792)

Loss before income tax provision (benefit)	(4,640,171)	(1,788,478)	(8,152,992)	(8,573,052)
Income tax provision (benefit)	1,430	1,456,174	2,048,182	(302,694)

Net loss	$(4,641,601)	$(3,244,652)	$(10,201,174)	$(8,270,358)

Loss per share:
Basic	($0.21)	($0.30)	($0.51)	($0.91)

Diluted	($0.21)	($0.30)	($0.51)	($0.91)

Weighted average shares outstanding:
Basic	22,468,589	10,902,095	20,182,856	9,123,084

Diluted	22,468,589	10,902,095	20,182,856	9,123,084

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AXESSTEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

ASSETS
	December 31, 2005	December 31, 2004
Current assets:
Cash and cash equivalents	$9,423,518	$7,525,259
Accounts receivable	13,696,081	8,776,340
Inventory	3,314,019	—
Deferred tax assets	—	640,000
Deferred offering expenses	—	974,833
Prepayments and other current assets	1,487,123	929,712

Total current assets	27,920,741	18,846,144
Property and equipment, net	3,709,351	1,878,831
Other assets:
Deferred tax assets	—	1,260,000
License, net	3,674,592	1,971,121
Goodwill	385,564	385,564
Other, net	860,520	648,932

Total other assets	4,920,676	4,265,617

Total assets	$36,550,768	$24,990,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
	December 31, 2005	December 31, 2004
Current liabilities:
Accounts payable	$1,127,280	$599,095
Due to Wistron NeWeb, a related party	7,483,342	13,623,474
Bank financing	7,239,000	—
Current portion of long-term debt	—	1,140,000
Customer advances	—	135,300
Accrued litigation settlement	—	958,000
Accrued royalties	569,561	1,364,246
Accrued warranties	558,400	183,000
Accrued expenses and other current liabilities	1,611,910	1,234,951

Total current liabilities	18,589,493	19,238,066
Long-term liabilities:
Note payable	—	250,000
Long-term debt	—	2,379,000
Other long-term liabilities	2,500,000	—

Total long-term liabilities	2,500,000	2,629,000
Stockholders’ equity	15,461,275	3,123,526

Total liabilities and stockholders’ equity	$36,550,768	$24,990,592

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